Exhibit 99.1

Journal Register Company Reports Third Quarter Results; Reaffirms
Fourth Quarter Earnings Guidance

    TRENTON, N.J.--(BUSINESS WIRE)--Oct. 16, 2003--Journal Register Company (NYSE: JRC) today reported net income for the quarter ended September 28, 2003 of $31.9 million, or $0.76 per diluted share, as compared to $11.9 million, or $0.28 per diluted share, for the quarter ended September 29, 2002. Excluding the special items described below, the Company reported earnings per diluted share of $0.28 for the third quarter of 2003 as compared to $0.26 for the third quarter of 2002, an increase of 8.1 percent.
    The special items referred to above are comprised of the reversal of certain tax accruals in the third quarter of each year and a special charge recorded in the third quarter of 2003 related to a potential acquisition.
    In addition, for comparison purposes, where noted, the Company's operating results are presented on a same-store basis, which excludes the results of the Company's 2002 acquisitions from the current and prior year periods.
    Chairman, President and Chief Executive Officer Robert M. Jelenic, commenting on the Company's results said, "We are very pleased to report record third quarter and year-to-date earnings per diluted share on a comparable basis. This financial performance reflects growth in overall advertising revenues driven by strong classified advertising revenues, as well as continued attention to strict cost controls and favorable interest rates."
    Total revenues for the third quarter of 2003 were $100.8 million as compared to $100.5 million for the third quarter of 2002. On a same-store basis, total revenues for the third quarter of 2003 were $99.5 million as compared to $99.6 million for the third quarter of 2002.
    Advertising revenues were $73.5 million in the third quarter of 2003, reflecting an increase of 0.9 percent as compared to the third quarter of 2002. On a same-store basis, advertising revenues for the third quarter of 2003 increased 0.4 percent to $72.3 million as compared to $72.0 million in the prior year quarter.
    On a same-store basis, retail advertising revenues declined 1.5 percent as compared to the prior year quarter, reflecting general softness in department store advertising. However, strong retail advertising revenues were reported by the Company's New York Capital cluster, up 4.6 percent, and the Greater Philadelphia cluster, up 1.8 percent.
    Classified advertising revenues, on a same-store basis, increased
3.7 percent as compared to the prior year quarter, driven by continued strength in classified real estate advertising revenue. This was the best quarterly classified advertising revenue performance since the second quarter of 2000. Classified real estate advertising revenues were up 15.6 percent in the third quarter, on a same-store basis, as compared to the prior year quarter. Classified real estate advertising revenues for the third quarter increased in each of the Company's six clusters, including Central New England, up 39.9 percent; Mid-Hudson New York, up 18.8 percent; Connecticut, up 18.7 percent; New York Capital, up 13.6 percent; and Greater Philadelphia, up 13.1 percent. Classified automotive advertising revenues were up 1.7 percent for the quarter, on a same-store basis, as compared to the prior year quarter. Three of the Company's six clusters posted year-over-year growth in automotive advertising revenues for the quarter, led by the Company's Connecticut cluster, up 11.5 percent; the Central New England cluster, up 9.5 percent; and the Greater Philadelphia cluster, up 8.5 percent. Classified employment advertising revenues, although down 7.8 percent on a same-store basis for the quarter, represent the best quarterly performance in classified employment since the fourth quarter of 2000. In addition, classified employment advertising revenues have shown sequential improvement in year-over-year trends for the past five Periods, with Period Nine of 2003 down just 2.3 percent, which is the best classified employment performance since Period One of 2001.
    National advertising revenues, which represent approximately five percent of the Company's total advertising revenues, declined 7.7 percent in the third quarter, on a same-store basis, as compared to the third quarter of 2002.
    Jelenic further noted that, "Our classified revenues, particularly in the real estate category, continued strong, and classified employment revenue trends are showing encouraging signs. We continue to expect improvement in advertising revenue trends in the fourth quarter and believe that we are well-positioned to capitalize on continued improvement in the economic environment."
    Several Journal Register Company newspapers produced solid growth in total advertising revenues in the third quarter of 2003 as compared to the third quarter of 2002. Top performers among the Company's daily newspapers were: The Herald News, in Fall River, Massachusetts, up 8.1 percent; the Daily Freeman, in Kingston, New York, up 4.7 percent; The Phoenix, in Phoenixville, Pennsylvania, up 4.6 percent; and The Record in Troy, NY, up 3.5 percent. Top performers among the Company's non-daily publications were the Company's weekly newspaper group based in Quarryville, Pennsylvania, acquired in the Company's 2001 Chesapeake Publishing acquisition, up 20.8 percent; Imprint Newspapers, based in Bristol, Connecticut, up 14.4 percent; the Company's weekly newspapers in Pennsylvania on the Main Line, Main Line Life and Acme Newspapers, based in Ardmore, Pennsylvania and Suburban Publications based in Wayne, Pennsylvania, up a combined 12.1 percent; The Litchfield County Times group, based in New Milford, Connecticut, up 4.3 percent; News Gleaner Publications, the Company's weekly newspaper group based in Philadelphia, PA, up 4.2 percent; and the Company's weekly newspaper group in Medford, New Jersey, also part of the Chesapeake Publishing acquisition, up 4.2 percent. These year-over-year results were driven primarily by increases in retail, classified real estate and classified automotive advertising revenues.
    Circulation revenues were $22.9 million for the third quarter of 2003, as compared to $22.9 million in the third quarter of 2002. On a same-store basis, circulation revenues were down 0.4 percent in the third quarter of 2003 versus the prior year quarter.
    The Company's Web sites generated revenues of $1.3 million for the quarter, an increase of 27.8 percent as compared to the prior year quarter, and 29.9 million page views, a year-over-year increase of approximately 16.5 percent. The Company's online activities remained very profitable for the third quarter.
    Jean B. Clifton, Executive Vice President and Chief Financial Officer, said, "Our financial discipline, a hallmark of Journal Register Company, is reflected in our cost management efforts throughout the Company. These efforts have enabled us to realize a minimal increase in non-newsprint cash expenses of 1.4 percent for the quarter on a same-store basis, despite significant increases in employee benefit costs, primarily pension and medical, and general insurance costs."
    Newsprint expense in the third quarter for the Company's newspapers was up approximately 6.5 percent, on a same-store basis, as a result of an increase in the unit cost of newsprint of approximately
12.5 percent partially offset by a 5.5 percent decrease in newsprint consumption on a same-store basis, both as compared to the prior year quarter.
    Commenting further on the Company's financial performance, Clifton stated, "We again produced substantial free cash flow, which was $16.0 million, or $0.38 per diluted share, for the third quarter and $42.9 million, or $1.03 per diluted share, for the year to date period ended September 28, 2003. Lower interest expense contributed to these results." Clifton also noted that "We are confident in our ability to continue to convert a substantial portion of our EBITDA into free cash flow, which fuels our growth."
    The Company's capital expenditures for the quarter and the nine months ended September 28, 2003 were $1.4 million and $10.1 million, respectively. The Company continues to expect to spend approximately $15 million on capital expenditures for the full year 2003.
    The Company's provision for income taxes for the current quarter and year-to-date period ended September 28, 2003 has been reduced by $20.9 million, as previously recorded income tax accruals have been determined to no longer be required. Excluding this reversal, the Company's effective tax rate would have been approximately 37.25 percent for the year-to-date period ended September 28, 2003.
    In addition, the Company recorded a special charge of approximately $850,000 ($553,000 net of related income taxes) during the third quarter of 2003 for expenses, primarily professional fees, incurred in connection with a potential acquisition evaluated by the Company. The Company has determined that this transaction is unlikely to be consummated.
    The Company's net debt as of September 28, 2003 was $442.5 million, down $17.3 million from June 29, 2003 and down $40.9 million from December 29, 2002.
    As of October 15, 2003, the Company had 41.1 million shares of common stock outstanding. The Company has repurchased approximately 520,000 shares to date in 2003.
    Looking at the remainder of 2003, Jelenic said, "Based on our current projections, we expect to report earnings within the current range of analysts' estimates for the fourth quarter of 2003, which is $0.33 to $0.35 per diluted share."
    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA, Free Cash Flow and Adjusted Net Income figures in this release are non-GAAP financial measures. Adjusted Net Income reflects the special items that are described elsewhere in this release. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.
    The Company's third quarter 2003 earnings conference call is scheduled for this morning at 10:00 a.m. (EDT) and will be accessible to the general public and the media via live Internet webcast and a limited number of listen-only, dial-in conference lines. The live webcast will be accessible through Journal Register Company's Web site, www.journalregister.com, and CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. The webcast will continue to be available at www.journalregister.com for a period of seven days following the call. To access today's conference call, dial (877) 645-6115 at least 10 minutes prior to 10:00 a.m. (EDT). International callers should dial
(706) 679-5367.

    Journal Register Company is a leading U.S. newspaper publishing company that owns 23 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 235 non-daily publications. Journal Register Company currently operates 150 individual Web sites, which are affiliated with the Company's daily newspapers and non-daily publications, and can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in six geographic areas: Greater Philadelphia, Connecticut, Greater Cleveland, Central New England, and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, Inc., a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

    This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and material increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    Financial Summary follows.


                       JOURNAL REGISTER COMPANY
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)

                         Thirteen Weeks Ended  Thirty-nine Weeks Ended
                         --------------------- -----------------------
                         9/28/03       9/29/02   9/28/03      9/29/02
                         -------       -------   -------      -------
Revenues:
  Advertising            $73,516       $72,865  $220,998     $219,493
  Circulation             22,870        22,894    67,832       68,525
                         -------       -------   -------      -------
Newspaper revenues        96,386        95,759   288,830      288,018

Commercial printing and
 other                     4,420         4,698    12,768       14,915
                         -------       -------   -------      -------
Total revenues           100,806       100,457   301,598      302,933

Operating expenses:
  Salaries and employee
   benefits               38,759        38,054   116,678      113,182
  Newsprint, ink and
   printing charges        7,872         7,843    23,046       24,123
  Selling, general and
   administrative         13,356        12,952    39,380       38,926
  Depreciation and
   amortization            3,861         3,767    11,625       11,298
  Other                   15,107        14,642    43,757       42,653
                         -------       -------   -------      -------
Total operating
 expenses                 78,955        77,258   234,486      230,182
Operating income          21,851        23,199    67,112       72,751
Net interest expense
 and other                (4,442)       (6,008)  (12,171)     (18,833)
                         -------       -------   -------      -------
Income before provision
 for income taxes         17,409        17,191    54,941       53,918
Provision (benefit) for
 income taxes            (14,455)        5,261      (657)      18,938
                         -------       -------   -------      -------
Net income               $31,864       $11,930   $55,598      $34,980
Net income per common
 share
   Basic                   $0.77         $0.29     $1.35        $0.84
   Diluted                 $0.76         $0.28     $1.34        $0.83
Adjusted net income per
 common share
   Basic                   $0.28         $0.26     $0.85        $0.81
   Diluted                 $0.28         $0.26     $0.85        $0.80
Weighted-average shares
 outstanding:
  Basic                   41,139        41,592    41,237       41,561
  Diluted                 41,717        42,146    41,643       42,329

----------------------------------------------------------------------
Other Data:
----------
Operating income         $21,851       $23,199   $67,112      $72,751
     Add: Depreciation
      and amortization     3,861         3,767    11,625       11,298
                         -------       -------   -------      -------
  EBITDA                 $25,712       $26,966   $78,737      $84,049
  EBITDA margin               26%           27%       26%          28%
     Less: Capital
      expenditures        (1,426)       (2,706)  (10,102)      (7,877)
     Less: Interest
      expense             (3,570)       (6,008)  (11,271)     (18,724)
     Less: Cash income
      taxes               (4,740)       (3,845)  (14,434)     (12,523)
                         -------       -------   -------      -------
Free Cash Flow           $15,976       $14,407   $42,930      $44,925
Free Cash Flow per
 diluted share             $0.38         $0.34     $1.03        $1.06

Net income, as reported  $31,864       $11,930   $55,598      $34,980
  Less: Special items    (20,358)       (1,172)  (20,358)      (1,172)
                         -------       -------   -------      -------
  Adjusted net income    $11,506       $10,758   $35,240      $33,808

Notes:

1. Certain operating expenses related to the Company's recent acquisitions have been reclassified in the prior periods to conform to the Company's general financial presentation. The reclassification had no impact on total operating expenses, operating income, EBITDA, non-newsprint cash operating expenses or net income.

2. Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment.

3. Adjusted net income excludes the net effect of (i) the reversal of certain tax accruals in the third quarter of 2003 ($20.9 million) and the third quarter of 2002 ($1.2 million) and (ii) special transaction-related expenses of approximately $553,000 (after related income taxes) in the third quarter of 2003.

    CONTACT: Journal Register Company, Trenton
             Jean B. Clifton
             Executive Vice President and Chief Financial Officer
             Tel: (609) 396-2200
             Fax: (609) 396-2292